Exhibit 3.1

CERTIFICATE OF DESIGNATION,
PREFERENCES, RIGHTS AND LIMITATIONS
of
8% AUTOMATICALLY CONVERTIBLE PREFERRED STOCK
of
HALCÓN RESOURCES CORPORATION

Pursuant to Section 151 of the Delaware General Corporation Law

Halcón Resources Corporation, a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law (the “DGCL”), its Board of Directors (the “Board”) has adopted the following resolution creating a series of Preferred Stock, par value $0.0001 per share, designated as 8% Automatically Convertible Preferred Stock:

RESOLVED, that a series of the class of authorized $0.0001 par value Preferred Stock of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1.                                      Designation and Amounts.

This series of Preferred Stock is designated as the “8% Automatically Convertible Preferred Stock” (the “Convertible Preferred”) and the number of shares initially constituting such series shall be 5,518, which number may be decreased (but not increased) by the Board without a vote of the stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Convertible Preferred and shares of Convertible Preferred issuable on exercise of rights to acquire Convertible Preferred.

2.                                      Rank.

The Convertible Preferred shall rank senior to the $0.0001 par value common stock (“Common Stock”) of the Corporation, and any other class or series of stock issued by the Corporation ranking junior as to the Convertible Preferred with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation (collectively, “Junior Securities”). The Convertible Preferred shall rank junior to all Senior Securities with respect to both the payment of dividends and the distribution of assets on liquidation, winding up and dissolution. “Senior Securities” means any class or series of stock issued by the Corporation ranking senior to the Convertible Preferred with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation.

3.                                      Dividends.

(a)                                 Commencing June 1, 2017 (“Grace Period Expiration Date”), the holders of the Convertible Preferred shall be entitled to receive out of any assets legally available therefor dividends on each outstanding share of Convertible Preferred at the rate of 8% per annum of the

Liquidation Preference (as defined in Section 4(a)) per share from the earliest original issue date of any shares of the Convertible Preferred (the “Issue Date”), payable quarterly in cash, subject to Section 3(c), on March 31, June 30, September 30 and December 31 of each year (each a “Dividend Payment Date”), beginning June 30, 2017, when, as and if declared by the Board, in accordance with the preference and priority described in Section 2 with respect to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Except as provided below, such dividends shall accrue on a daily basis from the Issue Date, whether or not in any period the Corporation is legally permitted to make the payment of such dividends and whether or not such dividends are declared. Neither conversion on or after June 1, 2017 nor redemption of the Convertible Preferred on or after the Grace Period Expiration Date shall affect any holder’s right to receive any accrued but unpaid dividends on such Convertible Preferred. Notwithstanding any other provision herein, no dividends shall be payable or accrue on the Convertible Preferred if conversion, as described in Section 5, occurs before the Grace Period Expiration Date. Except to the extent set forth in Section 3(c), dividends shall not be cumulative.

(b)                                 Dividends shall be calculated on the basis of the time elapsed from but excluding the last preceding Dividend Payment Date (or the Issue Date in respect to the first dividend payable on June 30, 2017) to and including the Dividend Payment Date or any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Corporation. Dividends payable on the shares of Convertible Preferred for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 360-day year of twelve, 30-day months.

(c)                                  To the extent any accrued dividends are not declared and paid in full in cash on a Dividend Payment Date, the Liquidation Preference of each share of Convertible Preferred outstanding as of such Dividend Payment Date shall automatically be increased by an amount equal to the unpaid amount of the dividend that shall have accrued on such share to and including the Dividend Payment Date, effective as of the date immediately following such Dividend Payment Date. The Liquidation Preference, as so adjusted, shall thereafter be used for all purposes hereunder, including for purposes of the accrual of future dividends in accordance with Section 3(a), the determination of the Liquidation Preference in accordance with Section 4(a) and the determination of the number of shares of Common Stock into which the shares of Convertible Preferred are convertible in accordance with Section 5(a). The adjustment of the Liquidation Preference as provided in this Section 3(c) shall satisfy in full the Corporation’s obligation to pay dividends on the applicable Dividend Payment Date, and following such adjustment under no circumstance shall dividends be deemed to be accrued or in arrears with respect to any period prior to and including such Dividend Payment Date.

(d)                                 Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Convertible Preferred as they appear on the Corporation’s books at the close of business on the tenth Business Day (hereinafter defined) immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board in advance of a Dividend Payment Date, provided that no such record date shall be less than ten or more than 60 calendar days preceding such Dividend Payment Date. If a Dividend Payment Date is not a Business Day, then any dividend declared in respect of such date shall be due and payable on the first Business Day following such Dividend Payment Date. Dividends paid in cash on shares of

Convertible Preferred in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all shares outstanding. “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

(e)                                  So long as any shares of Convertible Preferred are outstanding, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration prior to the stated maturity thereof (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Junior Securities), without the prior consent of the holders of a majority of the outstanding shares of Convertible Preferred voting together as a separate class, except with respect to Junior Securities repurchased by the Corporation in satisfaction of tax withholding obligations under the Corporation’s employee incentive plans. So long as any shares of Convertible Preferred are outstanding and without the prior consent of the holders of a majority of the outstanding shares of Convertible Preferred voting together as a separate class, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Parity Securities, nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration prior to the stated maturity thereof (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Parity Securities), unless (i) if there are any accrued and unpaid dividends on the Convertible Preferred or such Parity Security, such dividend or distribution shall be allocated to pay such accrued and unpaid dividends on the Convertible Preferred and such Parity Security, pro rata based on the amount of such accrued and unpaid dividends and (ii) if all accrued and unpaid dividends have been paid on the Convertible Preferred and such Parity Security, such dividends and distributions shall be allocated pro rata to the holders of the Convertible Preferred and the Parity Security based on the respective liquidation preferences thereof. “Parity Security” means any class or series of stock issued by the Corporation ranking on a parity with the Convertible Preferred with respect to payment of dividends, and upon liquidation, dissolution or winding up of the Corporation.

4.                                      Liquidation Preference.

(a)                                 In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Convertible Preferred shall be entitled to receive, in accordance with the preference and priority described in Section 2 as to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $72,500.00 per share of Convertible Preferred (as the same may be adjusted pursuant to Section 3(c), the “Initial Liquidation Preference”) plus any accrued but unpaid dividends thereon (together, the “Liquidation Preference”). To the extent the available assets are insufficient to fully satisfy the Liquidation Preference, then the holders of the Convertible Preferred shall share ratably in such distribution in the proportion that each holder’s shares bears to the total number of shares of Convertible Preferred outstanding. No payment on account of any such liquidation, dissolution or winding up of the Corporation shall be paid to the holders of the shares of Convertible Preferred or the holders of any Parity Securities unless there shall be paid at the same time to the holders of the shares of Convertible Preferred and the holders of any

Parity Securities amounts in proportion to the respective full preferential amounts to which each is entitled with respect to such distribution. For purposes of this Section 4(a), absent the consent of holders of 66 2/3% of the Convertible Preferred, a Change of Control shall be deemed to be a liquidation, dissolution or winding-up of the Corporation; provided, however, that payments on account of such Change of Control may not be made unless such payment complies with (i) the “restricted payment” limitations set forth in Section 9.04 of that certain Senior Secured Revolving Credit Agreement, dated September 9, 2016, among the Corporation, JPMorgan Chase Bank, N.A., and the lenders party thereto, and (ii) the “restricted payment” limitations set forth in Section 4.4 of that certain indenture dated as of May 1, 2015 governing the Corporation’s senior secured notes due 2020 or that certain indenture dated as of December 21, 2015 relating to the Corporation’s senior secured notes due 2022 (collectively, the “Indentures”), and similar provisions of any other indenture governing senior notes of the Corporation; provided, further, that the provisions of such other indentures, when considered together with the Indentures, do not create any greater limitation on the Corporation’s ability to make any payment to the holders of the Convertible Preferred upon a Change of Control than is imposed by the Indentures. “Change of Control” means (A) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a person or group who or which is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 5% or more of the Corporation’s common stock on the Issue Date, of securities (excluding shares of common stock issuable upon conversion of the Convertible Preferred) representing more than 35% of the combined voting power in the election of directors of the then outstanding securities of the Corporation or any successor of the Corporation; (B) approval by the Corporation or any of its subsidiaries of any sale or disposition of substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; or (C) approval by the stockholders of the Corporation of any merger, consolidation or statutory share exchange to which the Corporation is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation.

(b)                                 After payment of the full amount payable to the holders of Convertible Preferred pursuant to Section 4(a), and subject to the rights of holders of Junior Securities other than the Common Stock, the holders of Common Stock shall share in the distribution of the remaining available assets of the Corporation under the Corporation’s Amended and Restated Certificate of Incorporation.

(c)                                  Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than fifteen days prior to any payment date stated therein, to the holders of record of the shares of Convertible Preferred at their respective addresses as the same shall appear in the records of the Corporation.

5.                                      Conversion.

The Convertible Preferred shall be convertible into Common Stock in accordance with the following:

(a)                                 Automatic Conversion. The Convertible Preferred shall automatically convert into Common Stock on the day (the “Conversion Date”) immediately following the expiration of the twenty calendar day period commencing on the distribution to the Corporation’s stockholders in accordance with Rule 14c-2 of Regulation 14C promulgated under the Exchange Act of a definitive Information Statement on Schedule 14C filed by the Corporation with the Securities and Exchange Commission relating to the issuance of Common Stock in connection with the conversion of the Convertible Preferred. Each share of Convertible Preferred shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Liquidation Preference of the Convertible Preferred determined pursuant to Section 4 as of the Conversion Date by (ii) the Conversion Price determined as hereinafter provided in effect on the Conversion Date. Each share of Convertible Preferred shall thus at the Issue Date be convertible into 10,000 shares of Common Stock, subject to adjustment as set forth herein and each fractional share of Convertible Preferred shall at the Issue Date be convertible into a proportionate number of shares of Common Stock. Upon the automatic conversion of the Convertible Preferred, each holder shall be deemed to own the number of shares of Common Stock into which the holder’s shares of Convertible Preferred are converted. Promptly thereafter the holder shall surrender the certificate or certificates representing the Convertible Preferred that were converted at the office of the Corporation or of the transfer agent for such shares, or at such other place designated by the Corporation. Such surrender may be made by registered mail with return receipt requested, properly insured, by hand or by overnight courier. The Corporation shall, promptly upon receipt of such certificates representing the Convertible Preferred shares that have been converted, deliver to such holder, a statement from the Corporation’s transfer agent reflecting the number of shares of Common Stock to which such holder shall be entitled. At the close of business on the Conversion Date, each holder shall be deemed to be the beneficial owner of the shares of Common Stock, and the Convertible Preferred theretofore held by such holder shall no longer be outstanding.

(b)                                 Determination of Conversion Price. For purposes hereof, the “Conversion Price” shall be $7.25, subject to adjustment as provided in this Section 5(b). If the Corporation at any time or from time to time makes, issues, declares, pays or fixes a record date for the determination of holders entitled to receive any dividend or other distribution payable on shares of Common Stock in Common Stock or other securities of the Corporation or any of its subsidiaries or in rights to acquire Common Stock or other securities of the Corporation or any of its subsidiaries, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then in each such event the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event, such that upon any conversion after any such event, a holder of Convertible Preferred shall be entitled to receive the number and class of any securities of the Corporation or other assets which the holder would have received had the Convertible Preferred been converted into Common Stock immediately before the event.

(c)                                  Certificates as to Adjustments. Upon the occurrence of any adjustment of the Liquidation Preference pursuant to Section 3(c), or the occurrence of any adjustment or readjustment of the Conversion Price pursuant to Section 5(b), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and the principal financial officer of the Corporation shall verify such computation and prepare and furnish to each holder of Convertible Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments and (ii) the number of shares of Common Stock or other securities and the amount, if any, of other property which at the time would be received upon the conversion of each share of Convertible Preferred.

(d)                                 Notice of Record Date. If the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Convertible Preferred at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(e)                                  Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Convertible Preferred; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(f)                                   Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval.

(g)                                  Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Convertible Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, in lieu of issuing any fractional share, the fraction shall be rounded up or down to the nearest whole number of shares.

(h)                                 Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the

Corporation to any other person, if such transaction is not treated as a liquidation, dissolution or winding up as provided in Section 4, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Convertible Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Convertible Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Convertible Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Convertible Preferred.

6.                                      Redemption of Convertible Preferred.

(a)                                 On July 28, 2022, if any shares of Convertible Preferred are then outstanding, a redemption event (“Redemption Event”) shall be deemed to have occurred.

(b)                                 Within ten days after a Redemption Event, the Corporation shall mail a written notice (the “Redemption Notice”) to each holder of record of the Convertible Preferred at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption which is to be effected, the date on which the redemption of the Convertible Preferred shall occur (which day (the “Redemption Date”) must be within 30 days of the Redemption Event), the place at which payment may be obtained and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the total number of shares of Convertible Preferred held by such holder. On or after the Redemption Date, each holder of Convertible Preferred then outstanding shall surrender to the Corporation the certificate or certificates representing the shares of Convertible Preferred owned by such holder as of the Redemption Date, in the manner and at the place designated in the Redemption Notice, and thereupon an amount equal to the Liquidation Preference per share of Convertible Preferred shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

7.                                      Corporation’s Dealings with Holders of Convertible Preferred. No payments shall be made to holders of Convertible Preferred, and no redemptions of Convertible Preferred shall be made, unless the right to receive such payments or participate in such redemptions are made available to all holders of Convertible Preferred on a pro rata basis based on the number of shares of Convertible Preferred such holder holds.

8.                                      Consent Rights. The Corporation shall not undertake the following actions without the approval by the vote or written consent of the holders of at least 66 2/3% of the shares of Convertible Preferred then outstanding, voting together as a single class:

(a)                                 amend, alter, waive, repeal or modify (whether by merger, consolidation or otherwise) any provision of the Amended and Restated Certificate of Incorporation (including any filing or amending of a Certificate of Designation for any Senior Securities or Parity

Securities) or the Fifth Amended and Restated Bylaws of the Corporation, as amended (the “Bylaws”), so as to adversely affect or otherwise impair any of the rights, preferences, privileges, qualifications, limitations or restrictions of, or applicable to, the Convertible Preferred;

(b)                                 authorize, issue or increase the authorized amount of any class of Senior Securities or Parity Securities;

(c)                                  increase or decrease (other than by redemption or conversion) the authorized number of shares of Convertible Preferred; or

(d)                                 enter into any agreement regarding, or any transaction or series of transactions resulting in, a Change of Control unless provision is made in the agreement effecting such transaction for the redemption of the Convertible Preferred under Section 4.

9.                                      Voting Rights.

(a)                                 General Voting Rights. Except as otherwise provided herein or as required by law, the Convertible Preferred shall be entitled to vote with the holders of outstanding Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, with the Convertible Preferred representing 1% of the total voting power of the Corporation’s voting stock; provided, however, that the voting power of the Convertible Preferred shall be reduced to an amount required under the rules of the New York Stock Exchange to the extent necessary to comply therewith.

(b)                                 Board Representation.

(i)                                     If the Conversion Date has not occurred by the Grace Period Expiration Date, the holders of the Convertible Preferred, exclusively and as a separate class, shall be entitled to elect two members of the Board. The two directors elected under this Section 9(b) are referred to as “Preferred Directors”. On or as promptly as possible after such date, the Board shall take or cause to be taken such corporate action as shall be necessary to increase the size of the Board to permit the election of the Preferred Directors.

(ii)                                  The election of the Preferred Directors shall occur (A) at the annual meeting of stockholders, (B) at any special meeting of stockholders if such meeting is called for the purpose of electing directors, (C) at any special meeting of holders of shares of Convertible Preferred called by holders of not less than a majority of the outstanding shares of Convertible Preferred or (D) by the written consent of holders of a majority of the outstanding shares of Convertible Preferred entitled to vote for the Preferred Directors in the manner and on the basis as otherwise provided by law. At any meeting having as a purpose the election of the Preferred Directors, the presence, in person or by proxy, of holders of not less than one-third (1/3) of the outstanding shares of Convertible Preferred shall be required and sufficient to constitute a quorum of such class for the election of the Preferred Directors. The holders of shares of Convertible Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and notice of any other matter submitted to a vote of stockholders.

(iii)                               If at any time when any share of Convertible Preferred is outstanding any such Preferred Director should cease to be a Preferred Director for any reason, the remaining

Preferred Director may appoint an additional Preferred Director to fill the vacancy. If the remaining Preferred Director does not appoint an additional Preferred Director or if there are no Preferred Directors, the vacancy(ies) may be filled by the vote or written consent of the holders of the outstanding shares of Convertible Preferred, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. Any Preferred Director elected or appointed to fill a vacancy shall serve the remainder of the term for which his or her predecessor was elected or appointed, subject, however, to his or her prior death, resignation, retirement, disqualification, or removal.

(iv)                              A Preferred Director may be removed with or without cause by, and only by, the affirmative vote of the holders of not less than a majority of the outstanding shares of Convertible Preferred, given either at a special meeting of the holders of Convertible Preferred duly called for that purpose, or by written consent of the holders of Convertible Preferred.

(c)                                  Calling a Meeting. The holders of not less than 20% of the shares of Convertible Preferred outstanding may request the calling of a special meeting of the holders of Convertible Preferred, which meeting shall thereupon be called by the President, an Executive Vice President or the Secretary of the Corporation. Notice of such meeting shall be given to each holder of record of Convertible Preferred by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such request and shall be held at such place as specified in such request. If such meeting shall not be called within 20 days after such request, then the holders of not less than 20% of the shares of Convertible Preferred outstanding may designate in writing any holder of Convertible Preferred to call such meeting on similar notice at the expense of the Corporation. Any holder of Convertible Preferred so designated shall have access to the stock books of the Corporation relating to Convertible Preferred for the purpose of calling a meeting of the holders pursuant to these provisions.

(d)                                 Action Without Meeting. With respect to actions by the holders of Convertible Preferred upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a meeting by the written consent of such holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of the Convertible Preferred entitled to vote were present and voted.

10.                               Status of Reacquired Shares of Convertible Preferred. Shares of outstanding Convertible Preferred reacquired by the Corporation (including shares of Convertible Preferred that shall have been redeemed pursuant to the provisions hereof) or cancelled upon conversion into Common Stock shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and subject to later designation and issuance by the Corporation in accordance with its Amended and Restated Certificate of Incorporation.

11.                               Preemptive Rights. Holders of Convertible Preferred shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Corporation, except as specifically set forth herein.

12.                               Notices. Any notice required by the provisions hereof to be given to the holders of Convertible Preferred shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation. Any notice required by the provisions hereof to be given to the Corporation shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to the Corporation at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, or such other address as the Corporation shall provide in writing to the holders of Convertible Preferred.

13.                               Amendments. With the consent or approval of the holders of at least a majority of the Convertible Preferred then outstanding, the Corporation may amend or modify any of the foregoing rights, privileges and preferences with respect to the shares of Convertible Preferred, provided that no such amendment may materially and adversely affect a holder of Convertible Preferred without the holder’s approval. Notwithstanding the foregoing, the Corporation may amend or modify (i) the consent rights described in Section 8 only with the approval by the vote or written consent of the holders of 66 2/3% of Convertible Preferred and (ii) any other rights described herein requiring consent or approval of the holders of 66 2/3% of the Convertible Preferred only with the approval by the vote or written consent of the holders of at least 66 2/3% of the Convertible Preferred then outstanding.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of February 27, 2017.

HALCÓN RESOURCES CORPORATION

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chairman of the Board, Chief Executive
Officer and President